Exhibit 99.1
FOR IMMEDIATE RELEASE
Video Display Corporation Reports Second Quarter and First Half Fiscal 2011 Financial Results
•	Second quarter 2011 net sales of $22.1 million, a 32% increase compared to $16.8 million for the second quarter of fiscal 2010

•	Second quarter 2011 income from operations of $1.34 million, as compared to income from operations of $26,000 for the second quarter of 2010

•	First half 2011 net sales of approximately $42.5 million, an increase of 28% compared to $33.2 million for the first half of fiscal 2010

•	First half 2011 income from operations of $1.92 million as compared to income from operations of $178,000 for the first half of fiscal 2010.

•	Second quarter 2011 fully diluted earnings per share of $0.15, a dramatic increase compared to $0.00 earnings per share for the second quarter of fiscal 2010.

•	First half 2011 fully diluted earnings per share of $0.22, a 10 fold increase compared to $0.02 earnings per share for the second quarter of fiscal 2010.
ATLANTA — October 14, 2010 — Video Display Corporation (NASDAQ: VIDE), an international leader in the design, manufacture and distribution of niche market displays, today announced financial results for the second quarter ended August 31, 2010.
Video Display Corporation reports net sales for the second quarter ended August 31, 2010 of $22.1 million, an increase of $5.3 million versus net sales of $16.8 million for the second quarter ended June 30, 2010. Net Earnings from operations for the second quarter of 2011 is reported to be $1.34 million, an increase of $1.31 million as compared to income from operations of $26,000 in the second quarter of 2009. Fully diluted earnings per share are reported to be $0.15 compared to $0.00 reported for the second quarter of fiscal 2010. The Company had previously released upgraded guidance of $0.13 in earnings per share for the 2nd quarter of fiscal 2011.
Company CEO, Ron Ordway, stated, “Results for the second fiscal quarter remained stronger than previously budgeted expectations. Based upon the strong showing for the first six months of fiscal 2010, I believe that full year results, previously guided to be approximately $0.30 per diluted share, will likely exceed those expectations by approximately 20%. New earnings per share expectations for the entire year ended February 28, 2011 are now guided to be in the range of $0.34 to $0.36 per common share.”
Video Display Corporation designs, develops, and manufactures unique solutions for display requirements for military, medical, and industrial use with emphasis on high-end training and simulation applications. Its product offerings include ruggedized CRT and AMLCD displays as well as complete projection systems utilizing VDC’s Marquee™ line of projectors. Video Display Corporation operates eight display design and manufacturing plants plus additional sales facilities throughout the United States and Europe.
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases, or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including items discussed in the Company’s Form 10-K for the year ended February 28, 2010, filed with the Securities and Exchange Commission. The Company undertakes no duty to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Video Display Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2010	2009	2010	2009

Net sales	$22,114	$16,840	$42,451	$33,191

Cost of goods sold	14,704	10,872	28,604	21,385

Gross profit	7,410	5,968	13,847	11,806

Operating expenses
Selling and delivery	1,954	1,740	3,822	3,523
General and administrative	3,355	3,938	6,750	7,882

	5,309	5,678	10,572	11,405

Operating profit	2,101	290	3,275	401

Other income (expense)
Interest expense	(287)	(303)	(589)	(503)
Other, net	124	32	189	333

	(163)	(271)	(400)	(170)

Income before income taxes	1,938	19	2,875	231
Income tax expense	594	(7)	954	53

Net income	$1,344	$26	$1,921	$178

Net income per share — basic	$.16	$.00	$.23	$.02

Net income per share — diluted	$.15	$.00	$.22	$.02

Average shares outstanding — basic	8,365	8,372	8,365	8,482

Average shares outstanding — diluted	8,680	8,680	8,690	8,781

CONTACT: Video Display Corporation Ronald D. Ordway, 770/938-2080